Securities and Exchange Commission
                      Washington, DC  20549



                       Amendment No. 1 to
                            Form 8-A

        FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
            PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                 SECURITIES EXCHANGE ACT OF 1934


                     CalEnergy Company, Inc.
     (Exact name of registrant as specified in its charter)


    Delaware                                         94-2213782
(State of other                                   (IRS Employer
 jurisdiction of                                  Identification No.)
 incorporation)


 302 South 36th Street, Suite 400, Omaha, NE          68131
    (Address of principal executive offices)        Zip Code


  SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12 (b) OF THE
                              ACT:

                 Common Stock $0.0675 Par Value
         (and attached Preferred Share Purchase Rights)
             (Title of each class to be registered)

                         New York Stock Exchange
                     (Name of each exchange
                     on which each class is
                        to be registered)


SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

                                   None
                        (Title of Class)

Item 1.   Description of Registrant's Securities to be Registered

     A.   Series A Junior Preferred Share Purchase Rights

     Reference is made to the registrant's Form 8-A registration statement dated July 28, 1993 and the documents incorporated therein by reference ("Form 8-A"). The description contained in the Form 8-A of the Series A Junior Preferred Stock ("Rights") and the Rights Agreement between the Registrant and the Rights Agent dated as of December 1, 1988, as amended ("Rights Agreement") specifying the terms of the Rights is hereby amended to reflect the fact that effective November 30, 1998, the Rights Agreement was amended to extend its term by one year until November 30, 1999. The amendment to the Rights Agreement is an exhibit hereto and incorporated herein by reference.


Item 2.   Exhibits

     1. Amendment No. 2 to the Rights Agreement dated as of December 1, 1988, as amended, between the Registrant and ChaseMellon Shareholder Services, L.L.C (as successor Rights Agent to Manufacturers Hanover Trust Company of California).

                           SIGNATURES


     Pursuant to the requirements of Section 12 of the Securities
Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                              CALENERGY COMPANY, INC.



Date:  December 9, 1998            By:  /s/ Steven A. McArthur
                                   Steven A. McArthur
                                   Executive Vice President,
                                   General Counsel and Secretary

                                                  Exhibit 1

               AMENDMENT NO. 2 TO RIGHTS AGREEMENT

     AMENDMENT NO. 2, dated as of November 30, 1998, to the Rights Agreement dated as of December 1, 1988, as amended (the "Rights Agreement"), between CalEnergy Company, Inc. (previously named California Energy Company, Inc.), a Delaware Corporation (the "Company"), and ChaseMellon Shareholder Services, L.L.C. (successor to Manufacturers Hanover Trust Company of California), as Rights Agent (the "Rights Agent").

     WHEREAS, the Company and the predecessor Rights Agent entered into the Rights Agreement specifying the terms of the Rights (as defined therein);

     WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement in accordance with Section 27 of the Rights
Agreement;

     NOW, THEREFORE, in consideration of the premises and mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereby agree as follows:

     1. Section 7 (a) of the Rights Agreement is hereby amended as follows:

          a)   The reference to "November 30,1998" in Section 7
               (a) is hereby amended to read "November 30, 1999".

     2.   The first paragraph of Section 18 of the Rights
Agreement is hereby amended by adding the following sentence to the end of such paragraph:

          "Anything to the contrary notwithstanding, in no event shall the Rights Agent be liable for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damage."

     3. Each reference in the Rights Agreement to the term "Agreement" or to the terms "herein," "hereof" or words of like import referring to the Rights Agreement, shall be deemed to refer to the Rights Agreement as amended hereby. All terms used but not defined herein shall have the meanings assigned thereto in the Rights Agreement.

     4. This Amendment shall be effective as of the date hereof and, except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

     5. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, all as of the day and year first above written.


                              CALENERGY COMPANY, INC.

                              By: ______________________________
                              Name:   Steven A. McArthur
                              Title:  Executive Vice President,
                                      General Counsel and Secretary






                              CHASEMELLON SHAREHOLDER SERVICES,
                              L.L.C.


                              By: ______________________________
                              Name:
                              Title: